Exhibit 99.1

For Release June 15, 2006—1:30 p.m. PDT	Contact: Daniel G. Byrne
(509)458-3711
Sterling Financial Corporation of Spokane, Washington
Announces $55.0 Million Offering of Trust Preferred Securities
     Spokane, WA—June 15, 2006 — Sterling Financial Corporation (NASDAQ: STSA), bank holding company of Sterling Savings Bank, today announced that a wholly-owned subsidiary had completed the issuance of $55 million of trust preferred securities. Sterling Capital Statutory Trust VII completed the issuance of $55 million of floating rate trust preferred securities on June 14, 2006. These securities bear an initial rate of 6.852%. The rate will be adjusted quarterly at the 90-day LIBOR plus 1.52% and mature in 30 years. The securities are part of larger pooled offerings, are subordinate to other borrowings and qualify as capital for regulatory purposes. The new trust preferred securities have not been registered and are not expected to be registered under the Securities Act of 1933, as amended, and may not be sold in the absence of registration or an exemption from applicable registration requirements. The proceeds are expected to be used for general corporate operating purposes.
ABOUT STERLING FINANCIAL CORPORATION
Sterling Financial Corporation of Spokane, Washington is a bank holding company, the principal operating subsidiary of which is Sterling Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, Oregon, Idaho and Montana. Through Sterling Saving Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in the western region. Sterling Savings Bank’s subsidiary, Harbor Financial Services, provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products, through regional representatives throughout Sterling Savings Bank’s branch network.

FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

Investor Contacts:	Sterling Financial Corporation
Daniel G. Byrne
EVP, Chief Financial Officer
509-458-3711

Marie Hirsch
AVP, Director of Investor Relations
509-354-8165
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